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                                                Filed Pursuant To Rule 424(b)(3)
                                                Registration No. 333-80109-01

PROSPECTUS SUPPLEMENT
To Prospectus dated September 20, 1999 and
Prospectus Supplement dated September 30, 1999


                                  $905,000,000

                       KEYCORP STUDENT LOAN TRUST 1999-B
            $280,000,000 FLOATING RATE CLASS A-1 ASSET BACKED NOTES $625,000,000 FLOATING RATE CLASS A-2 ASSET BACKED NOTES

                       KEY BANK USA, NATIONAL ASSOCIATION
                           SELLER AND MASTER SERVICER

The Prospectus dated September 20, 1999 and the Prospectus Supplement dated September 30, 1999 are hereby amended and supplemented as indicated below. Terms used herein and not otherwise defined have the meanings given to them in the Prospectus and the Prospectus Supplement.

Because this Supplement is to be used in connection with offers and sales related to market-making transactions in the Securities, the following portions of the Prospectus and the Prospectus Supplement do not apply and are deemed deleted from such documents to the extent the documents are used for market-making transactions:

         (a) the pricing table and related footnotes on the front cover page of the Prospectus Supplement and the sentences on the front cover page of the Prospectus Supplement with respect to the offering, delivery and issuance of the Securities;

         (b) the paragraph on the inside front cover of the Prospectus Supplement regarding the obligation of dealers to deliver a prospectus and a prospectus supplement; and

         (c) the "Underwriting" section of the Prospectus Supplement.

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This Supplement to the Prospectus and the Prospectus Supplement is to be used by
McDonald Investments in connection with offers and sales from time to time related to market-making transactions in the Securities in which McDonald Investments acts as principal. McDonald Investments may also act as agent in such transactions. Sales will be made at prices related to prevailing prices at the time of sale. Certain information with respect to the Prospectus and the Prospectus Supplement will be updated periodically by the incorporation by reference of filings made on behalf of the Trust pursuant to the Securities and Exchange Act of 1934, as amended. See "Incorporation of Certain Documents by Reference" in the Prospectus.

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                              MCDONALD INVESTMENTS
                               A KeyCorp Company

                   Prospectus Supplement dated August 4, 2000




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The "Underwriting" section of the Prospectus Supplement is replaced with the following:


                              PLAN OF DISTRIBUTION

         The Seller does not intend to apply for listing of the Securities on a national securities exchange, but has been advised by McDonald Investments Inc. ("McDonald Investments") that it may make a market in the Securities. McDonald Investments is not obligated, however, to make a market in the Securities and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

         After the initial distribution of the Securities by Credit Suisse First Boston Corporation and McDonald Investments, the Prospectus and the Prospectus Supplements may be used by McDonald Investments, a subsidiary of KeyCorp and an affiliate of the Seller and the Master Servicer, or its successors, in connection with offers and sales relating to market making transactions in the Securities. McDonald Investments may act as principal or agent in such transactions. Such transactions will be at prices related to prevailing market prices at the time of sale. Any obligation of McDonald Investments are the sole obligations of McDonald Investments and do not create any obligations on the part of any affiliate of McDonald Investments. McDonald Investments is a member of the New York Stock Exchange.

         McDonald Investments may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, McDonald Investments may create a short position in the Securities for its own account. McDonald Investments may bid for and purchase Securities in the open market to cover such short positions. In addition, McDonald Investments may bid for and purchase Securities in the open market to stabilize the price of the Securities. These activities may stabilize or maintain the market price of the Securities above independent market levels. McDonald Investments is not required to engage in these activities, and may end these activities at any time.

         The Trust may, from time to time, invest the funds in the Trust Accounts in Eligible Investments acquired from Credit Suisse First Boston Corporation and McDonald Investments.

         In the ordinary course of their respective businesses, Credit Suisse First Boston Corporation and McDonald Investments and their respective affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Seller and its affiliates.